Exhibit 99.1

Kevin J. Foley Joins the Board of Trustees
of Correctional Properties Trust

Palm Beach Gardens, Fla. – March 21, 2005 – Mr. Robert R. Veach, Jr., Chairman of the Board of Trustees of Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), today announced that Kevin J. Foley was appointed to the Company’s Board of Trustees, filling a Class I trustee vacancy. His appointment to the board as an independent trustee was effective March 17, 2005, at which time he also was appointed to serve on the Board’s Independent and Investment Committees. Mr. Foley will serve as a Class I trustee with a term expiring at the Company’s 2005 annual meeting of shareholders.

Mr. Foley brings significant real estate and government knowledge to the Company’s board having served in the Reagan/Bush and Bush/Quayle Administrations, and also the Bush/Cheney campaigns. He has been president of The Foley Company, a firm specializing in real estate development and investment since 1978.

In addition, Mr. Foley has served on the U.S. Congressional Awards Council and the U.S. Service Academies Selection Committee. In Florida, he has served on the boards of St. Mary’s Hospital Foundation, the Children’s Hospital at St. Mary’s, and the Treasure Coast Regional Planning Council. He has also served on the Palm Beach County’s Economic Council, Zoning Commission, and Criminal Justice Commission.

Mr. Foley, a Marine Corps veteran of Vietnam, received a bachelor of science in economics and management from the University of Dayton.

President and CEO Charles R. Jones stated, “Kevin has previously served as an independent director of our subsidiary company, and I am pleased he has now joined our Board of Trustees. His extensive government and political experience, along with his real estate and land-use expertise will be a valuable resource to the Company.”

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 12 correctional facilities in nine states, all of which are leased, with an aggregate initial design capacity of 6,856 beds.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include the Company’s Form 10-K for the fiscal year ended December 31, 2004 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT: Correctional Properties Trust Shareholder Services (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com